Exhibit 18

Preferability Letter of KPMG LLP

The Board of Directors
Liberty Media Corporation

We have audited the consolidated balance sheets of Liberty Media Corporation and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three year period ended December 31, 2012, and have reported thereon under date of February 27, 2013. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 2012. As stated in note 3 to those financial statements, the Company changed its method of accounting to eliminate the three-month lag used to account for its equity method investments in SIRIUS XM and Live Nation. The Company believes that the newly adopted accounting principle is preferable in the circumstances since the Company is now able to obtain financial information on a current basis rather than on a three-month lag. Given that both SIRIUS XM and Live Nation are publicly traded companies, the Company believes that accounting for these investments on a current basis is preferable since their financial information is currently available to the public. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP

Denver, Colorado
February 27, 2013